Exhibit 99.1

                           ***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION
One South Main, Suite 1380                             Contact: Clark Hinckley
Salt Lake City, Utah                                   Tel: (801) 524-4787
Harris H. Simmons                                      April 25, 2003
Chairman/President/Chief Executive Officer


                   ZIONS BANCORPORATION ANNOUNCES APPOINTMENT
                    OF PATRICIA FROBES TO BOARD OF DIRECTORS

                      I.J. (IZZI) WAGNER RETIRES FROM BOARD

SALT LAKE CITY, April 25, 2003 - Zions Bancorporation announced today the appointment of Patricia Frobes to its board of directors, filling a vacant position, the term of which expires in 2006.

Ms. Frobes, age 56, is currently group senior vice president for Legal Affairs and Risk Management and general counsel for The Irvine Company in Newport Beach, California. Prior to joining The Irvine Company, Ms. Frobes served as a partner in O'Melveny & Myers LLP's Newport Beach office and as one of the firm's two vice-chairs. Ms. Frobes' has practiced in the transactional area for over 20 years, with a particular emphasis in real estate investment and development.

Harris H. Simmons, chairman and chief executive officer of Zions Bancorporation, stated, "We are extremely pleased to welcome Pat Frobes as a member of the Zions Bancorporation board of directors. Pat brings to our board a wealth of experience and talent, combining a solid legal background with a deep understanding of the real estate industry. We look forward to the contributions she will make to our success in the years ahead."

After 34 years of service as a director, I.J. (Izzi) Wagner retired from the Board and was named an emeritus director. "During Mr. Wagner's tenure, the company has grown from an institution with approximately $250 million in assets and a few branch offices in Salt Lake to a company with more than $27 billion in assets, more than 8,000 employees and 416 offices in eight states," stated Simmons. "Along the way, we have benefited greatly from his common-sense approach to business, his advocacy on the company's behalf and, not least of all, from his wonderful sense of humor. We are grateful to Izzi for his leadership and service."

Zions Bancorporation is one of the nation's premier financial services companies, consisting of a collection of great banks in select high growth markets. Under local management teams and community identities, Zions operates over 400 full-service banking offices in Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington. In addition, Zions is the only primary dealer in government securities headquartered in the western United States, and is a national leader in SBA lending, public finance advisory services, agricultural finance and electronic bond trading. The company is included in the S&P 500 Index. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

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